EXHIBIT 3.1
RESTATED CERTIFICATE OF INCORPORATION
OF
REMINGTON OIL AND GAS CORPORATION
      Remington Oil and Gas Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
      FIRST: The name of the corporation as stated in its original Certificate of Incorporation was Box Energy Corporation which was changed by a Certificate of Amendment filed December 5, 1997 to the present name of the corporation, Remington Oil and Gas Corporation.
      SECOND: The date of filing of the corporation’s original Certificate of Incorporation with the Secretary of State of Delaware was February 20, 1991.
      THIRD: This Restated Certificate of Incorporation was duly adopted by the Directors and adopted by the shareholders of Remington Oil and Gas Corporation in accordance with sections 245 and 251(b)(3) of the General Corporation Law of the State of Delaware and restates and further amends the provisions of the Certificate of Incorporation of Remington Oil and Gas Corporation.
      FOURTH: The Restated Certificate of Incorporation of Remington Oil and Gas Corporation shall be amended and restated to read in full as follows:
ARTICLE I
      The name of this corporation is Remington Oil and Gas Corporation.
ARTICLE II
      The address of the corporation’s registered office in the State of Delaware is 32 Loockerman Square, Suite L-100, City of Dover 19901, County of Kent. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.
ARTICLE III
      The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).
ARTICLE IV
      A. Classes of Stock. The aggregate number of shares which the corporation shall have the authority to issue is 125,000,000, divided into 100,000,000 shares of common stock of the par value of $.01 per share, and 25,000,000 shares of preferred stock of the par value of $.01 per share.
      B. Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of the Article IV, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of shares of each such series and the qualifications, limitations or restrictions thereof.

      The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

1. The number of shares constituting that series and the distinctive designation of that series;

2. The dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

3. Whether that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;

4. Whether that series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

5. Whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amounts of such sinking fund;

7. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8. Any other relative rights, preferences and limitations of that series.
      Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the common shares with respect to the same dividend period.
      If, upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.
      C. Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.
      Except as otherwise required by law or this Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect to each share of Common Stock held by such holder of record on the books of the corporation for election of directors and on all matters submitted to a vote of stockholders of the corporation.
      Subject to the preferential rights of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.
      In the event of any dissolution, liquidation or winding up of the affairs of the corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided by law or this Restated Certificate of Incorporation, to receive all of the remaining assets of the corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

ARTICLE V
      No action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. Special meetings of the stockholders of the corporation may be called only by the chairman of the Board or the President of the corporation or by a resolution adopted by the affirmative vote of a majority of the Board of Directors.
ARTICLE VI
      The number of directors which shall constitute the whole Board of Directors of this corporation shall be specified in the Bylaws of this corporation, subject to the provisions of this Article VI. Each director shall serve until the next annual meeting of stockholders and his successor is duly elected and qualified, or his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Newly created directorships resulting from an increase in the number of directors and any vacancies of the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office (and not by the stockholders), even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified.
      Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.
ARTICLE VII
      A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation and its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (iii) under section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.
      Each person who is or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgment, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall incur to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in the second paragraph hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this section shall be a contract right and shall include the right to be paid by the corporation any expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this section or otherwise. The corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.
      The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
      The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.
ARTICLE VIII
      The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the corporation provided, however, that any adoption, amendment or repeal of Bylaws of the corporation by the Board of Directors shall require the approval of at least sixty-six and two-thirds percent (66 2/3%) of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board). The stockholders shall also have power to adopt, amend or repeal Bylaws of the corporation, provided, however, that in addition to any vote of the holders of any class or series of stock of this corporation required by law or by this Restated Certificate of Incorporation the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for such adoption, amendment or repeal by the stockholders of any provisions of the Bylaws of the corporation.
ARTICLE IX
      Notwithstanding any other provision of this Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the stock of the corporation entitled to vote generally in the election of Directors voting together as a single class, shall be required to amend in any respect or repeal this Article IX or Articles V, VI, VII and VIII.
      FIFTH: This Restated Certificate of Incorporation was duly adopted by the Board of Directors of this Corporation.
      SIXTH: This Restated Certificate of Incorporation was approved by the holders of the necessary number of outstanding shares of the corporation entitled to vote, as required by the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, said Remington Oil and Gas Corporation has caused its corporate seal to be hereunto affixed and the certificate to be signed by its President, James A. Watt, and its Secretary, J. Burke Asher, this 23rd day of December, 1998.

REMINGTON OIL AND GAS
CORPORATION

By	/s/ James A. Watt

James A. Watt, President
ATTEST:

By	/s/ J. Burke Asher

J. Burke Asher, Secretary